EXHIBIT H-1
                          (PROPOSED FORM OF NOTICE)

                      SECURITIES AND EXCHANGE COMMISSION
                     (Release No. 35 -      , 70 - 8617)


        EUA Energy Investment Corporation ("EEIC"), a wholly-owned subsidiary of Eastern Utilities Associates, a registered holding company, and EUA BIOTEN, Inc. ("EUA BIOTEN"), a wholly-owned subsidiary of EEIC, filed a Post-Effective Amendment No. 5 dated January 12, 1998 ("Post-Effective Amendment #5") with this Commission, which supplements and amends EEIC's Application-Declaration on Form U-1 dated April 27, 1995, as amended, pursuant to Sections 6(a), 7, 9(a), 10, 12(b) and 13(b) of the Public Utility Holding Company Act of 1935 (the "Act") and Rules 43(a), 45(a), 87(b)(1), 90 and 91 promulgated thereunder. EEIC and EUA BIOTEN are sometimes referred to hereinafter as the "Applicants".

        The Applicants have requested Commission approval to develop Business Opportunities in foreign countries by designing, constructing, installing, operating and maintaining biomass-fired combustion turbine power generation facilities using the BIOTEN Technology (each such facility, a "BIOTEN Unit"). Each of the BIOTEN Units would be purchased on a turnkey, fixed price basis, such purchase price to be paid in installments based upon the completion of agreed upon milestones. The first BIOTEN Unit would serve as a demonstration facility (the "Demo Unit") and its construction would be financed by BIOTEN Partnership. Subject to the Demo Unit satisfying agreed upon minimum performance criteria, work on one or more additional BIOTEN Units would commence in May 2000.

        BIOTEN Partnership would itself, or through one or more to-be-formed incorporated or unincorporated special purpose joint ventures, contract with purchasers of BIOTEN Units to provide engineering, procurement and construction services, sales, installation and long term operation and maintenance services, equipment and training support, and promotion and marketing services in connection with the BIOTEN Units. BIOTEN Partnership and/or the Joint Ventures would contract with local entities to manufacture equipment and to provide sales, construction, installation, operation and maintenance and other services to purchasers of the BIOTEN Units.

        To accomplish the transactions described above, the Applicants seek Commission authorization, through December 31, 2002, to: (i) increase the amount of the working capital line of credit which the Applicants are currently authorized to provide to BIOTEN Partnership pursuant to the Commission's Order dated November 14, 1996 by an additional $7 million, and to charge interest on such line of credit at rates not to exceed those previously authorized pursuant to the Commission's Order dated June 21, 1995, which rates exceed the Applicants' effective cost of capital; and (ii) make additional capital contributions to BIOTEN Partnership in an aggregate amount of up to $5 million. The Applicants also seek Commission authorization, through December 31, 2002, for BIOTEN Partnership, upon becoming a subsidiary of EUA BIOTEN, to: (1) provide financing for the construction of the Demo Unit and for such other demonstration facilities; and (2) enter into one or more Joint Ventures in connection with the development of Business Opportunities, all within the capitalization and financing authorizations set forth in Post-Effective Amendment #5. Because the Joint Ventures will be special purpose entities formed to provide specific service s in connection with BIOTEN Units in diverse geographic settings, the Applicants request the flexibility to negotiate provisions appropriate to each such Joint Venture without further Commission authorization, subject to the limitations of the financing authorizations requested in Post-Effective Amendment #5. The Applicants also request a determination pursuant to Section 13(b) of the Act that transactions among BIOTEN Partnership and the Joint Ventures be exempt from regulation under the Act. Finally, the Applicants seek Commission authorization, through December 31, 2002, for each of the Applicants and EUA Service Corporation, a non-utility company subsidiary of Eastern Utilities Associates, to provide training and supervisory support, marketing, administrative, financial, accounting and other services to BIOTEN Partnership and the Joint Ventures in connection with the Business Opportunities; provided, however, that such services as are rendered by employees of the EUA System other than BIOTEN Partnership employees shall be provided at cost in accordance with the provisions of Rules 90 and 91.

        NOTICE IS FURTHER GIVEN that any interested person may, not later than February __, 1998, request in writing that a hearing be held on such matter, stating the nature of his interest, the reasons for such request, and the issues of fact or la w raised by Post-Effective Amendment #5 which he desires to controvert; or he may request that he be notified if the Commission should order a hearing thereon. Any such request should be addressed: Secretary, Securities and Exchange Commission, 450 5th Street, N.W., Judiciary Plaza, Washington, D.C. 20549. A copy of such request should be served personally or by mail upon the Applicants at the above-stated address and proof of service (by affidavit or, in case of an attorney at law, by certificate) should be filed with the request. At any time after said date, the Application-Declaration, as filed or as it may be amended, may be granted and permitted to become effective as provided in Rule 23 of the General Rules and Regulations promulgated under the Act, or the Commission may grant exemption from such rules as provided in Rules 20(a) and 100 thereof or take such other action as it may deem appropriate. Persons who request a hearing or advice as to whether a hearing is ordered will receive any notices and orders issued in this matter, including the date of the hearing (if ordered) and any postponements thereof.

        For the Commission, by the Division of Corporate Regulation, pursuant to delegated authority.

                                                        Secretary